Exhibit 99.1

Vestand Receives Nasdaq Notification Regarding Late 10-K Filing and Continued Listing Requirements

BREA, California – April 29, 2026 – Vestand Incorporated (NASDAQ: VSTD) (“Vestand” or the “Company”) received a notice (the “Notice”) from Nasdaq Listing Qualifications (“Nasdaq”) on April 23, 2026 notifying the Company that as it has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2025 (the “Form 10-K”), the Company no longer complies with Listing Rule 5250(c)(1) for continued listing on Nasdaq (the “Periodic Filing Requirement”).

The Notice from Nasdaq has no immediate effect on the listing of the Company’s Class A Common Stock.

As reported on December 2, 2025, the Company previously received a deficiency notice from Nasdaq for failing to file its Form 10-Q for the quarter ended September 30, 2025. The Company’s failure to file the Form 10-K is considered an additional delinquency. As a result of this additional delinquency, the Company expects to submit to Nasdaq an updated plan to regain compliance with the Periodic Filing Requirement which would allow the Company to regain compliance by May 18, 2026.

However, there can be no assurance that the Form 10-K will be filed within any required timeframe, a plan of compliance will be submitted within such period, Nasdaq will grant the Company an extension, or the Company will be able to meet the continued listing requirements during any compliance period that may be granted by Nasdaq.

About Vestand Inc.

Vestand (NASDAQ: VSTD) is a U.S. Nasdaq-listed company positioning itself as a global investment platform integrating traditional real-world assets (RWA) with next-generation crypto treasury strategies. Through its U.S. and Korean subsidiaries, the Company intends to connect the global capital markets and pursue a growth model that combines real estate, security technology, and blockchain innovation. For more information, please visit https://vestand.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “plan,” “expect,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the expected filing of the Form 10-K, and the ability to regain compliance under the Nasdaq Listing Rules. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent reports filed with the SEC from time to time, which can be found on the SEC’s website at www.sec.gov. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Larry W Holub

Director

MZ North America

VSTD@mzgroup.us

312-261-6412